# SEC Schedule 13G/A (Amendment No. 1) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: HEARTFLOW, INC., CIK 0001464521
CUSIP: 42238D107
Title of class of securities: Class A Common Stock, $0.001 par value
Address of issuer's principal executive offices: 331 E. Evelyn Avenue, Mountain View, California (CA), 94041
Date of event which requires filing of this statement: 02/06/2026
Filed pursuant to Rule 13d-1(d)
Filed by CIK 0001666853

## Reporting persons
- Hayfin Management Holdings Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 633,505; sole dispositive power 0; shared dispositive power 633,505; aggregate amount beneficially owned 633,505 (0.7% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 4,648,410 shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
  
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,757,754 shares of Class A Common Stock outstanding as of February 28, 2026 as reported in Heartflow, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission on March 18, 2026.
- Hayfin Heartflow UK Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 530,610; sole dispositive power 0; shared dispositive power 530,610; aggregate amount beneficially owned 530,610 (0.6% of the class)
  Comment: Rows 6, 8 and 9 reflect the disposition, during the three months ended March 31, 2026, of 3,104,987 shares of Class A Common Stock held by the Reporting Person. The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,757,754 shares of Class A Common Stock outstanding as of February 28, 2026 as reported in Heartflow, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission on March 18, 2026.
- Hayfin Tourmaline LuxCo S.a.r.l.: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Luxembourg (N4); member of a group; sole voting power 0; shared voting power 102,895; sole dispositive power 0; shared dispositive power 102,895; aggregate amount beneficially owned 102,895 (0.1% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 1,543,422 shares of Class A Common Stock held by the Reporting Person.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,757,754 shares of Class A Common Stock outstanding as of February 28, 2026 as reported in Heartflow, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission on March 18, 2026.
- Hayfin Healthcare Opportunities Fund GP S.a.r.l.: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Luxembourg (N4); member of a group; sole voting power 0; shared voting power 633,505; sole dispositive power 0; shared dispositive power 633,505; aggregate amount beneficially owned 633,505 (0.7% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 633,508 shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,757,754 shares of Class A Common Stock outstanding as of February 28, 2026 as reported in Heartflow, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission on March 18, 2026.
- Hayfin Healthcare Opportunities Invest LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 633,505; sole dispositive power 0; shared dispositive power 633,505; aggregate amount beneficially owned 633,505 (0.7% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 633,508 shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,757,754 shares of Class A Common Stock outstanding as of February 28, 2026 as reported in Heartflow, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission on March 18, 2026.
- Hayfin SOF III GP S.a.r.l.: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Luxembourg (N4); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Special Opportunities Fund III SCSp: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Luxembourg (N4); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Hostplus GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Hostplus LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Chief GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Chief LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- SunHay GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- SunHay LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Big Cypress GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Big Cypress LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Hamilton GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
- Hayfin Hamilton LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
- Hayfin Opal 2020 GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Opal 2020 (A) LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Opal 2020 (B) LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin SOF II GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Special Opportunities Fund II LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin SOF III AIV GP S.a.r.l.: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Luxembourg (N4); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin AUS AIV LP - Hostplus Series: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin Special Opportunities Fund III AIV LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.
- Hayfin AUS AIV LP - AUS SOF III Series: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
  Comment: Row 6, Row 8 and Row 9 reflect the disposition, during the three months ended March 31, 2026, of 100.0% of the shares of Class A Common Stock indirectly held on behalf of the Reporting Person.

## Item 1. Issuer
Name of issuer: HEARTFLOW, INC.
Address of issuer's principal executive offices: 331 E. Evelyn Avenue Mountain View, California 94041

## Item 2. Person Filing
Name of person filing:
Hayfin Management Holdings Limited
Hayfin Heartflow UK Limited
Hayfin Tourmaline LuxCo S.a.r.l.
Hayfin Healthcare Opportunities Fund GP S.a.r.l.
Hayfin Healthcare Opportunities Invest LP
Hayfin SOF III GP S.a.r.l.
Hayfin Special Opportunities Fund III SCSp
Hayfin Hostplus GP Limited
Hayfin Hostplus LP
Hayfin Chief GP Limited
Hayfin Chief LP
SunHay GP Limited
SunHay LP
Hayfin Big Cypress GP Limited
Hayfin Big Cypress LP
Hayfin Hamilton GP Limited
Hayfin Hamilton LP
Hayfin Opal 2020 GP Limited
Hayfin Opal 2020 (A) LP
Hayfin Opal 2020 (B) LP
Hayfin SOF II GP Limited
Hayfin SOF II GP LP
Hayfin Special Opportunities Fund II LP
Hayfin SOF III AIV GP S.a.r.l.
Hayfin AUS AIV LP - Hostplus Series
Hayfin Special Opportunities Fund III AIV LP
Hayfin AUS AIV LP AUS SOF III Series
Address of principal business office or, if none, residence:
The principal business office of Hayfin Management Holdings Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Heartflow UK Limited and each of its executive officers is:

65 Davies Street
London W1K 5JL
England

The principal business office of Hayfin Tourmaline LuxCo S.a.r.l. and each of its executive officers is:

15 Boulevard F.W. Raffeisen
L-2411 Luxembourg

The principal business office of Hayfin Healthcare Opportunities Fund GP S.a.r.l. and each of its executive officers is:

15 Boulevard F.W. Raffeisen
L-2411 Luxembourg

The principal business office of Hayfin Healthcare Opportunities Invest LP and each of its executive officers is:

c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

The principal business office of Hayfin SOF III GP S.a.r.l. and each of its executive officers is:

15 Boulevard F.W. Raffeisen
L-2411 Luxembourg

The principal business office of Hayfin Special Opportunities Fund III SCSp and each of its executive officers is:

15 Boulevard F.W. Raffeisen
L-2411 Luxembourg

The principal business office of Hayfin Hostplus GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Hostplus LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Chief GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Chief LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of SunHay GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of SunHay LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Big Cypress GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Big Cypress LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Hamilton GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Hamilton LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Opal 2020 GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Opal 2020 (A) LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Opal 2020 (B) LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin SOF II GP Limited and each of its executive officers is:

Walkers Corporate Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9008
Cayman Islands

The principal business office of Hayfin Special Opportunities Fund II LP and each of its executive officers is:

Walkers Corporate Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9008
Cayman Islands

The principal business office of Hayfin SOF III AIV GP S.a.r.l. and each of its executive officers is:

15 Boulevard F.W. Raiffeisen
L-2411 Luxembourg

The principal business office of Hayfin AUS AIV LP - Hostplus Series, and each of its executive officers is:

c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, Delaware 19801

The principal business office of Hayfin Special Opportunities Fund III AIV LP and each of its executive officers is:

c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, Delaware 19801

The principal business office of Hayfin AUS AIV LP - AUS SOF III Series, and each of its executive officers is:

c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, Delaware 19801
Citizenship:
Hayfin Management Holdings Limited is a Cayman Islands exempted company.
Hayfin Heartflow UK Limited is a limited company incorporated in England and Wales.
Hayfin Tourmaline LuxCo S.a.r.l.is a limited liability company incorporated in Luxembourg.
Hayfin Healthcare Opportunities Fund GP S.a.r.l. is a limited liability company incorporated in Luxembourg.
Hayfin Healthcare Opportunities Invest LP is a Delaware limited partnership.
Hayfin SOF III GP S.a.r.l. is a limited liability company incorporated in Luxembourg.
Hayfin Special Opportunities Fund III SCSp is a special limited partnership organized in Luxembourg.
Hayfin Hostplus GP Limited is a limited company incorporated in England and Wales.
Hayfin Hostplus LP is a limited partnership organized in England and Wales.
Hayfin Chief GP Limited is a Cayman Islands exempted company.
Hayfin Chief LP a Cayman Islands limited partnership.
SunHay GP Limited is a Cayman Islands exempted company.
SunHay LP is a limited partnership organized in England and Wales.
Hayfin Big Cypress GP Limited is a Cayman Islands exempted company.
Hayfin Big Cypress LP is a Cayman Islands limited partnership.
Hayfin Hamilton GP Limited is a Cayman Islands exempted company.
Hayfin Hamilton LP is a limited partnership organized in England and Wales.
Hayfin Opal 2020 GP Limited is a Cayman Islands exempted company.
Hayfin Opal 2020 (A) LP is a limited partnership organized in England and Wales.
Hayfin Opal 2020 (B) LP is a limited partnership organized in England and Wales.
Hayfin SOF II GP Limited is a Cayman Islands exempted company.
Hayfin Special Opportunities Fund II LP is a Cayman Islands limited partnership.
Hayfin SOF III AIV GP S.a.r.l. is a limited liability company incorporated in Luxembourg.
Hayfin AUS AIV LP - Hostplus Series, is a Delaware limited partnership.
Hayfin Special Opportunities Fund III AIV LP is a Delaware limited liability company.
Hayfin AUS AIV LP - AUS SOF III Series, is a Delaware limited liability company.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
(a) The information required by Item 4(a) is set forth in Row 9 of the cover page for each of the Reporting Persons and is incorporated herein by reference.

Hayfin Management Holdings Limited is the sole shareholder of the sole member of the general partner identified in the paragraph that follows for Hayfin Healthcare Opportunities Invest LP. Accordingly, Hayfin Management Holdings Limited may be deemed to beneficially own the shares indirectly held by Hayfin Healthcare Opportunities Invest LP.

Hayfin Healthcare Opportunities Fund GP S.a.r.l. is the sole member of Hayfin HF GP LLC, which is the general partner of Hayfin Healthcare Opportunities Fund Invest LP. Accordingly, Hayfin Healthcare Opportunities Fund GP S.a.r.l. may be deemed to beneficially own the shares indirectly held through Hayfin Heartflow UK Limited and Hayfin Tourmaline Luxco S.a.r.l., respectively, by Hayfin HF GP LLC, which is the general partner of Hayfin Healthcare Opportunities Fund Invest LP.

The foregoing should not be construed in and of itself as an admission by any reporting person as to beneficial ownership of any shares owned by another reporting person. Hayfin Management Holdings Limited and Hayfin Healthcare Opportunities Fund GP S.a.r.l. each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.
Percent of class: The information required by Item 4(b) is set forth in Row 11 of the cover page for each of the Reporting Persons and is incorporated herein by reference. Transactions resulting in less than 5% beneficial ownership in aggregate in the Issuer occurred on February 6, 2026. The information in Row 11 is calculated on the basis of 85,757,754 shares of Class A Common Stock issued and outstanding as of February 28, 2026 as reported by the Issuer in the Annual Report on Form 10-K filed by the Issuer with the Securities and Exchange Commission on March 18, 2026.
Sole power to vote or to direct the vote: See Cover Pages Items 5-9.
Shared power to vote or to direct the vote: See Cover Pages Items 5-9.
Sole power to dispose or to direct the disposition: See Cover Pages Items 5-9.
Shared power to dispose or to direct the disposition: See Cover Pages Items 5-9.

## Item 5. Ownership of 5 Percent or Less of a Class
This statement reports that the reporting person has ceased to be the beneficial owner of more than 5 percent of the class: yes

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Ownership of more than 5 percent on behalf of another person: Hayfin Management Holdings Limited has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class A Common Stock reported herein.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Identification and classification of members of the group: See Exhibit 99.1 (previously filed).

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Not applicable.

## Signatures
- Hayfin Management Holdings Limited: By: /s/ David Rushford, David Rushford, Authorised Signatory (05/11/2026)
- Hayfin Heartflow UK Limited: By: /s/ Jessica Gray, Jessica Gray, Director (05/11/2026)
- Hayfin Tourmaline LuxCo S.a.r.l.: By: /s/ Jean-Christophe Gladek, Jean-Christophe Gladek, Manager (05/11/2026)
- Hayfin Tourmaline LuxCo S.a.r.l.: By: /s/ Virginie Brousmiche, Virginie Brousmiche, Manager (05/11/2026)
- Hayfin Healthcare Opportunities Fund GP S.a.r.l.: By: /s/ Jean-Christophe Gladek, Jean-Christophe Gladek, Manager (05/11/2026)
- Hayfin Healthcare Opportunities Fund GP S.a.r.l.: By: /s/ Virginie Brousmiche, Virginie Brousmiche, Manager (05/11/2026)
- Hayfin Healthcare Opportunities Invest LP: acting by its general partner, HAYFIN HF GP LLC, acting by its sole member, Hayfin Healthcare Opportunities Fund GP S.a.r.l., By: /s/ Jean-Christophe, Jean-Christophe Gladek, Manager (05/11/2026)
- Hayfin Healthcare Opportunities Invest LP: By: /s/ Virginie Brousmiche, Virginie Brousmiche, Manager (05/11/2026)
- Hayfin SOF III GP S.a.r.l.: By: /s/ Jean-Christophe Gladek, Jean-Christophe Gladek, Manager (05/11/2026)
- Hayfin SOF III GP S.a.r.l.: By: /s/ Virginie Brousmiche, Virginie Brousmiche, Manager (05/11/2026)
- Hayfin Special Opportunities Fund III SCSp: acting by its general partner, HAYFIN SOF III GP S.A.R.L., By: /s/ Jean-Christophe Gladek, Jean-Christophe Gladek, Manager (05/11/2026)
- Hayfin Special Opportunities Fund III SCSp: By: /s/ Virginie Brousmiche, Virginie Brousmiche, Manager (05/11/2026)
- Hayfin Hostplus GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Hostplus LP: acting by its general partner, HAYFIN HOSTPLUS GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Chief GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Chief LP: acting by its general partner, HAYFIN CHIEF GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- SunHay GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- SunHay LP: acting by its general partner, SUNHAY GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Big Cypress GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Big Cypress LP: acting by its general partner, HAYFIN BIG CYPRESS GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Hamilton GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Hamilton LP: acting by its general partner, HAYFIN HAMILTON GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Opal 2020 GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Opal 2020 (A) LP: acting by its general partner, HAYFIN OPAL 2020 GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Opal 2020 (B) LP: acting by its general partner, HAYFIN OPAL 2020 GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin SOF II GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin Special Opportunities Fund II LP: acting by its general partner, HAYFIN SOF II GP LP, acting by its general partner, HAYFIN SOF II GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (05/11/2026)
- Hayfin SOF III AIV GP S.a.r.l.: By: /s/ Tej Gujadhur, Tej Gujadhur, Manager (05/11/2026)
- Hayfin SOF III AIV GP S.a.r.l.: By: /s/ Virginie Brousmiche, Virginie Brousmiche, Manager (05/11/2026)
- Hayfin AUS AIV LP - Hostplus Series: acting by its general partner, HAYFIN AUS AIV GP LLC, acting by its member, HAYFIN SOF III AIV GP S.A.R.L. -, By: /s/ Tej Gujadhur, Tej Gujadhur, Manager (05/11/2026)
- Hayfin AUS AIV LP - Hostplus Series: By: /s/ Virginie Brousmiche, Virginie Brousmiche, Manager (05/11/2026)
- Hayfin Special Opportunities Fund III AIV LP: acting by its general partner, HAYFIN SOF III AIV GP LLC, acting by its sole member, HAYFIN SOF III AIV GP S.A.R.L., By: /s/ Tej Gujadhur, Tej Gujadhur, Manager (05/11/2026)
- Hayfin Special Opportunities Fund III AIV LP: By: /s/ Virginie Brousmiche, Virginie Brousmiche, Manager (05/11/2026)
- Hayfin AUS AIV LP - AUS SOF III Series: acting by its general partner, HAYFIN AUS AIV GP LLC, acting by its member, HAYFIN SOF III AIV GP S.A.R.L., By: /s/ Tej Gujadhur, Tej Gujadhur, Manager (05/11/2026)
- Hayfin AUS AIV LP - AUS SOF III Series: By: /s/ Virginie Brousmiche, Virginie Brousmiche, Manager (05/11/2026)